Exibit 5
Opinion of Gregory M. Wilson

                                Gregory M. Wilson
                                 Attorney at Law
                              18610 East 32nd Ave.
                              Greenacres, WA 99016
                               Tel. (509) 891-8373
                               Fax (509) 891-8382

December 14, 2004

Tidelands Oil & Gas Corporation
1862 West Bitters Rd.
San Antonio, TX 78248

Re: Tidelands Oil & Gas:   Registration Statement on Form SB-2
                          File Number 33-xxxxx (the "Registration Statement")

Gentlemen:

         You have requested our opinion, as counsel for Tidelands Oil & Gas Corporation, a Nevada corporation (the "Company"), in connection with the registration statement on Form SB-2 (the "Registration Statement"),under the Securities Act of 1933, filed by the Company with the Securities and Exchange Commission for the sale of 39,324,177 shares (the "Registered Shares") of common stock, $.001 par value (the "Common Stock"), by the selling securityholders named in the Registration Statement, including:

o up to 8,500,000 shares are issuable upon exercise of outstanding warrants, at exercise price of $0.335 per share to Impact International, LLC;
o up to 1,329,500 shares issued and outstanding for sale by Impact International, LLC;
o up to 9,804,618 shares issued and outstanding for sale by selling security holders;
o up to 11,111,111 shares are issuable upon conversion of outstanding 7% Convertible Debentures, which are convertible pursuant to a formula, provided that the conversion price shall not be less than $0.45, nor more than $0.76 per share;
o up to 6,578,948 shares are issuable upon exercise of outstanding warrants at exercise prices ranging between $0.80 and $0.87 per share;
o up to 1,000,000 shares are issuable upon the exercise of outstanding warrants at an exercise price of $0.50 per share; and
o up to 1,000,000 shares are issuable upon the exercise of outstanding warrants at an exercise price of $2.50 per share.




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         We have examined the registration statement, such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

         Based upon the foregoing and in reliance thereon, we are of the opinion that, when issued, upon the conversion of the Debentures or exercise of the Warrants and in fulfillment of the terms of the respective underlying agreements with the Investors, and when the registration statement will have been declared effective by order of the Securities and Exchange Commission, the shares will be validly issued.

         I have assumed that (i) such Common Stock will be evidenced by appropriate certificates, duly executed and delivered and (ii) the Company will maintain a sufficient number of authorized and unissued shares of Common Stock, at all times while the Debentures and Warrants are outstanding, to permit the issuance of the Shares and the exercise of the Warrants in accordance with their terms.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Sincerely,


 /s/ Gregory M. Wilson
Gregory M. Wilson